EXHIBIT 99.1

Code of Ethics for the Officers of Kolorfusion International, Inc.

The Board of Directors of Kolorfusion International, Inc. (the “Company”) have adopted the following Code of Ethics for its officers and other senior management that may be identified by the Chief Executive Officer as the Company continues to expand its senior level management.. The authority to control and manage the operation and administration of this Code of Ethics, as well as the authority and discretion to grant any waivers from this Code of Ethics, shall be vested in the Audit Committee of the Board of Directors of the Company. All such waivers or amendments shall be disclosed promptly as required by law.

1.    Each executive officer is responsible for full, fair, accurate, timely and understandable disclosure in the reports and documents that the Company files with, or submits to, the Securities and Exchange Commission and in other public communications made by the Company. Accordingly, it is the responsibility of each executive officer to promptly bring to the attention of the Audit Committee any information of which he or she may become aware that affects the disclosures made by the Company in its public filings.

2.    The Company’s books and records shall be properly maintained and shall accurately reflect all transactions. No undisclosed or unrecorded funds or assets shall be established for any purpose. All contracts under which funds are disbursed shall accurately state the purposes for which these funds are paid and shall not be misleading.

3.    Executive officer(s) shall bring to the attention of the Company’s independent auditors and the Company’s Audit Committee any information he or she may have concerning (a) significant deficiencies in the design or operation of internal controls which could adversely affect the Company’s ability to record, process, summarize and report financial data; (b) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s financial reporting, disclosures or internal controls or (c) any questionable accounting, internal controls or auditing matters.

4.    Executive officer(s) shall act with honesty and integrity in the performance of his or her duties at the Company, shall comply with laws, rules and regulations of federal, state and local governments and other private and public regulatory agencies that affect the conduct of the Company’s business and the Company’s financial reporting.

5.    Executive officer(s) shall promptly bring to the attention of the Audit Committee any information he or she may have concerning evidence of a material violation of the securities or other laws, rules or regulations applicable to the Company and the operation of its business, by the Company or any agent thereof, or any violation of this Code of Ethics.

6.    Executive officer(s) shall avoid actual or apparent conflicts of interest between personal and business relationships; except with the Company’s specific prior knowledge and consent. Any such actual or apparent conflicts of interest shall be brought to the attention of the Audit Committee.

7.    The Audit Committee shall determine, or designate appropriate persons to determine, appropriate actions to be taken in the event of violations of this Code of Ethics by an executive officer. Such actions shall be reasonably designed to deter wrongdoing and to promote accountability for adherence to this Code of Ethics, and may include written notices to the individual involved that the Board has determined that there has been a violation, censure by the Company, demotion or re-assignment of the individual involved, suspension with or without pay or benefits, disgorgement of bonus or other amounts and termination of the individual’s employment, or any other action as allowed by law.